UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 Obligations may continue.
    See Instruction 1(b).

1.  Name and Address of Reporting Person:
    BERG, JEFFREY K.
    2047 WOODSTONE DRIVE
    VICTORIA, MN  55386
    USA

2.  Issuer Name and Ticker or Trading Symbol
    COMMUNICATIONS SYSTEMS, INC.
    CSII

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    09/18/2002

5.  If Amendment, Date of Original (Month/Year)
    N/A

6.  Relationship of Reporting Person(s) to Issuer (Check all Applicable):
    ( ) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify below)
    PRESIDENT & CHIEF OPERATING OFFICER

7.  Individual of Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by more than One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
Table I - Non-derivative Securities Acquired, Disposed of, or Beneficially Owned
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------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security  2. Transaction  3. Transaction     4. Securities          5. Amount of          6. Ownership    7. Nature of
                          Date            Code               Acquired (A) or        Securities            Form: Direct    Indirect
                                                             Disposed of (D)        Beneficialy Owned     (D) or          Beneficial
                                                                                    at End of Month       Indirect (I)    Ownership
                                       ---------------
                                                                   (A)
                                                                   or
                                         Code      V      Amount   (D)   Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              9/18/2002       T                  742    A    $5.253      20,279               D
                                                                                      8,824.93            I               ESOP*

*Acquired pursuant to Communications Systems, Inc. Employee Stock
 Ownership Plan and Trust

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
 1.Title of   2.Conver-  3.Trans- 4.Trans- 5.Number of   6.Date      7.Title and   8.Price   9.Number of  10.Ownership  11.Nature of
   Derivative   sion or    action   action   Derivative    Exercis-    Amount of     of        Derivative    Form of      Indirect
   Security     Exercise   Date     Code     Securities    able and    Underlying    Deriva    Securities    Derivative   Beneficial
                Price of                     Acquired      Expira-     Securities    tive      Beneficially  Securities   Ownership
                Deriv-                       (A) or        tion                      Security  Owned at      Beneficially
                ative                        Disposed      Date                                End of        Owned at
                Security                     of (D)                                            Month         End of
                                                                                                             Month
                                  ------------------------------------------------
                                                                            Amount
                                                         Date                 or
                                                         Exer- Expir        Number
                                                         cis-  ation          of
                                  Code   V   (A)   (D)   able  Date   Title Shares
------------------------------------------------------------------------------------------------------------------------------------
  Common                          N/A

Explanation of Responses:

Signature of Reporting Person
/s/ JEFFREY K. BERG

Date
SEPTEMBER 19, 2002